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                                                                    EXHIBIT 99.1

PRESS RELEASE                               CONTACT:  BRAD E. HOLLINGER, CEO

                                                      CLINT T. FEGAN, CFO

                                                      (717) 796-6100

           BALANCED CARE ANNOUNCED TODAY A $21 MILLION EQUITY FUNDING
                     COMMITMENT FROM IPC ADVISORS S.A.R.L.

MECHANICSBURG, PA, OCTOBER 11, 1999----Balanced Care Corporation announced today that it has secured a $21 million equity funding commitment from IPC Advisors S.A.R.L., a company owned by a trust whose beneficiaries are Mr. Paul Reichmann, Mrs. Lea Reichmann and their children.

The investment has been structured in two tranches. The first tranche is in the form of a convertible preferred stock that closed today providing Balanced Care with over $4.1 million in equity capital. This preferred stock is convertible into 3,300,000 shares of common stock representing a 16.5% equity interest in Balanced Care. IPC Advisors has also agreed to subscribe for an additional 13.4 million shares of common stock of Balanced Care at $1.25 per share, subject to shareholder approval. Mr. Brad Hollinger, Chairman and CEO of Balanced Care, and certain other significant shareholders have agreed to vote in favor of this transaction. To avoid the necessity of calling a special shareholders meeting, Balanced Care has postponed its annual shareholders meeting, which would have been held in November, 1999. The annual meeting of shareholders will be rescheduled as soon as practicable. Following completion of the proposed transaction, IPC Advisors will own approximately 49% of Balanced Care.

The Company and IPC Advisors have entered into a standstill agreement under which IPC Advisors will not initiate any merger, tender offer or similar transaction for common shares of the Company at a price less than $6.00 per share over the next 36 months without board approval.

As part of the transaction, the Balanced Care board has been expanded from seven to nine members with IPC Advisors appointing four of these nine seats comprising Mr. Paul Reichmann, his son Mr. Barry Reichmann, Mr. George Kuhl and Mr. Manfred Walt. Mr. Paul Reichmann is the Chairman of Central Park Lodges, Ltd., Mr. George Kuhl the Vice Chairman, Mr. Barry Reichmann the President and CEO and Mr. Manfred Walt the Executive Vice President and CFO.

Mr. Brad Hollinger, Chairman and CEO of Balanced Care, said "We are very excited about the strategic association created between IPC Advisors and Balanced Care which brings not only needed equity capital to the Company but the association with Mr. Reichmann brings significant finance, corporate and real estate expertise as well."


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Mr. Hollinger continued, "Balanced Care has made great operating progress over the past several months and now has the needed financial partner to enhance shareholder value through realizing the embedded growth in the Company's assisted living portfolio." He added, "It is our intent to utilize the new capital to...

- Lease-up and operate our young portfolio of signature assisted living communities throughout the mid-Atlantic region.

- To accelerate the purchase from Black Box owners of ten to fourteen operations that have achieved positive cash flow.

- Strategically develop and/or acquire additional capacity in our defined operating markets."

Mr. Reichmann stated, "This investment in Balanced Care is a strategic investment for IPC Advisors. Balanced Care has over 6,000 beds in operation or under construction. We view the current public market sentiment in the U.S. as an investment opportunity and see our association with the Balanced Care team as a logical first step in expanding our share of the assisted living market in the U.S."

Central Park Lodges. Ltd., Canada's largest assisted living company, is 70% owned by Mr. Paul Reichmann and his family and 30% owned by Mr. George Kuhl and his family. Central Park Lodges currently operates or has under development, 92 facilities having over 9,800 beds. In addition, Central Park Lodges owns a 15% interest in and manages CPL Long Term Care REIT, Canada's largest skilled nursing facility entity, which is listed on the Toronto Stock Exchange.

Mr. Reichmann stated, "We believe that Brad and his management team have a common philosophy with us and have established an excellent platform upon which to grow. I expect to leverage the talents from CPL and Balanced Care into a dominant industry player."

Balanced Care Corporation is a leading provider of senior care services in non-urban, secondary markets, providing a continuum of senior care that includes assisted living, independent living, specialized dementia services and in certain markets, extended care. The Company utilizes assisted living facilities as the primary service platform to provide an array of health care and hospitality services, including preventive care and wellness, medical rehabilitation, Alzheimer's/dementia care and extended care services.

Except for the historical information contained in the press release, the matters discussed herein contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These include risks associated with, among other things, substantial debt and operating lease payment obligations, integration of acquired operations, managing rapid expansion, the need for additional financing, the possibility of rising interest rates, securing necessary licensing and permits, construction delays, cost increases on new construction and increased competition. These and other risks are set forth in the company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999 and other reports recently filed with the Securities and Exchange Commission.